News Release
April 30, 2020

Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: April 30, 2020

HELMERICH & PAYNE, INC. ANNOUNCES SECOND QUARTER RESULTS
COVID-19 Update
The unprecedented events caused by COVID-19 have had a dramatic impact on the world and our Company. In this uncertain environment, we moved quickly and took several actions to maintain the health and safety of H&P employees, customers and stakeholders and to preserve our financial strength.

•	H&P's highest priority is the health and safety of employees and customers. Operational protocols have been put into place that meet or exceed those of the CDC and local jurisdictions. Those include:

◦	Moved to a global "remote work" model for office personnel (beginning March 13, 2020)

◦	Suspended all non-essential travel

◦	Required operational and third party personnel to complete a COVID-19 questionnaire prior to reporting to a rig site in order to evaluate actual and potential COVID-19 exposures

◦	Initiated daily temperature checks on operational personnel, including prior to entering a rig site

◦	Implemented enhanced sanitation and cleaning protocols

•
The Company is an ‘essential critical infrastructure’ company as defined by the Department of Homeland Security and the Cybersecurity and Infrastructure Security Agency and as such, continues to operate rigs and technology solutions, providing valuable services to our customers in support of the global energy infrastructure.

•	The Company revised its capital allocation policy and implemented cost controls to proactively preserve its strong financial position. Those include:

◦	Announced intention to reduce annual dividends by $200 million

◦	Reduced planned capital expenditures by approximately $95 million

◦	Reduced operational fixed costs by $50 million

•	H&P has a debt-to-cap ratio of 12% with approximately $380 million in cash on hand and short-term investments and no amounts drawn on our $750 million revolving credit facility.

News Release
April 30, 2020

Quarter Highlights

•
Quarterly U.S. Land revenue increased $22 million to $531 million sequentially, while operating gross margins(1) increased by $2 million to $183 million sequentially; revenue days decreased approximately 2% to 17,273 from 17,684 in the prior quarter

•
Quarterly U.S. Land adjusted average rig revenue of $25,667(2) per day increased approximately 1% on a sequential basis, while U.S Land adjusted average rig margin of $9,762(2) per day decreased by roughly 6% sequentially

•	H&P's drilling automation technology, AutoSlideSM, has drilled more than 225 wells and over 4.0 million feet; AutoSlide technology is enabling customers to reduce personnel at the rig

•	The Company incurred a non-cash impairment charge of $563 million related to goodwill, less capable rigs, and excess related equipment and inventory

•	On March 4, 2020, Directors of the Company declared a quarterly cash dividend of $0.71 per share on June 1, 2020 to stockholders of record at the close of business May 11, 2020

•
On March 31, 2020, the Company announced its intention to reduce any future quarterly dividends to $0.25 per share commencing with the quarterly cash distribution to be declared in the third quarter of fiscal year 2020

Helmerich & Payne, Inc. (NYSE: HP) reported a net loss of $421 million or $(3.88) per diluted share from operating revenues of $634 million for the quarter ended March 31, 2020, compared to net income of $31 million, or $0.27 per diluted share, on revenues of $615 million for the quarter ended December 31, 2019.  The net loss per diluted share for the second quarter of fiscal year 2020 and the net income per diluted share for the first quarter of fiscal year 2020 include $(3.87) and $0.14, respectively, of after-tax gains and losses comprised of select items(3). For the second quarter of fiscal year 2020, select items(3) were comprised of:

•	$0.26 of after-tax gains pertaining to gains on sales, a reduction in the fair value of a contingent liability, the reversal of accrued compensation and early termination compensation

•
$(4.13) of after-tax losses pertaining to non-cash impairments of goodwill, less capable rigs, and excess related equipment and inventory, abandonments and accelerated depreciation, and a non-cash fair market adjustment to our equity investment

Net cash provided by operating activities was $121 million for the second quarter of fiscal year 2020 compared to $112 million for the first quarter of fiscal year 2020.

President and CEO John Lindsay commented, “Throughout our history the Company has sought to be in a position of strength both operationally and financially to face the inherent cyclicality and uncertainties in the energy industry. We have taken swift actions to maintain the health and safety of our employees and customers and have made difficult, but necessary, measured decisions to uphold the Company's long-standing financial strength. The primary purposes of these actions centered around health and safety, but they have also served to minimize the impact of COVID-19 on our ongoing operations and financial position.
"While the crude oil market imbalance is a global phenomenon, it has more acutely impacted the U.S. market recently due to storage limitations. The abruptness and overall size of the decrease in demand for refined products, such as gasoline and diesel, has created an abundance of supply for such products and is pushing inventory levels to capacity. This has significantly reduced, or in some cases, eliminated the need for additional crude oil in some markets. As such, our customers may have limited opportunities to deliver their oil production and even then, possibly selling it at very low, uneconomical prices. Consequently, some E&P companies are having to shut-in and stop production, and are not completing or drilling additional wells until the supply-demand balance is restored and production and drilling become economically viable once again. We believe these ramifications have yet to be fully reflected in industry activity levels and we expect steeper declines in our third fiscal quarter.

News Release
April 30, 2020

"H&P has responded to many downturns and we believe that our consistent long-term perspective and our financial strength enables us to further the strategic objectives of the Company. In this regard, we will remain focused on new commercial models, expanding our digital technology offerings to the market, increasing our international presence and cost management.
"We continue our efforts to develop new commercial pricing models that are designed to enable us to earn an equitable share of the value we create with our drilling solutions. Such value is arguably even more pertinent in strained market conditions. While the reduction in our rig count has adversely affected the number of rigs we currently have under performance-based contracts, we expect the total of these to represent a larger percentage of our active FlexRig fleet over time. The importance of well economics is magnified under these stressed conditions and the use of our digital technology solutions becomes even more appealing to those customers who recognize that wellbore quality and placement improves production and reserves. This current environment has provided additional impetus for some customers to embrace AutoSlide, because drilling automation improves reliability and reduces the number of individuals present at the drill site. Although the impact of COVID-19 is being felt on a global scale and across all of our operations, we are still actively pursuing long-term growth opportunities in our international operations. While we are encouraged about what the future holds for H&P internationally, the timing and development of these opportunities will be protracted given the current travel and operational hurdles resulting from COVID-19."
Senior Vice President and CFO Mark Smith also commented, "Our strong financial position is the cornerstone upon which we have been able to endure and it is a significant differentiator for us in this volatile and cyclical industry. In times of extreme challenge, like the present, it is paramount for survival. In order to maintain our financial profile, we re-assessed our capital allocation policy and planned spending based on lower activity levels. This assessment resulted in our intention to reduce the Company's annual dividends by approximately $200 million, a reduction of our planned capital expenditures by roughly $95 million from our initial projection and the implementation of measures that will reduce fixed operational overhead by nearly $50 million. Further cost reductions will come to fruition over the coming quarters as we reduce additional overhead and implement evergreen cost reductions throughout the Company, to right-size the cost structure for a lower expected activity level.
"Following calendar 2019 where we saw industry utilization for non-super-spec rigs fall at a faster rate than for super-spec(4) rigs, the pronounced declines in crude oil prices and rig demand shines a brighter light on the performance and efficiency differences between non-super-spec and super-spec rigs. During the quarter, we performed an extensive valuation of our non-super-spec FlexRig fleet and the related expected future utilization of that portion of our fleet. This assessment combined with an evaluation of our intangible assets, including goodwill, resulted in non-cash impairment charges of approximately $563 million. We had 95 rigs impacted by the impairment, of which 37 were decommissioned subsequent to the quarter end.
"The full extent of the COVID-19 pandemic is uncertain, and we are unable to reasonably estimate the duration and ultimate impact, including the timing of or level to which the industry will recover. Consequently, we cannot be certain of the degree of the impact on H&P's operations or financial position in the future. That said, the Company currently remains on solid economic footing with approximately $380 million in cash on hand and short-term investments and no amounts drawn on our $750 million revolving credit facility. Our debt-to-cap is 12%, with no maturities until 2025, and rating agencies have made no changes to our investment grade credit rating. With our strong balance sheet and ample liquidity of over $1 billion, we believe the Company is well positioned in this challenging market environment and is able to continue to plan for the long-term as a leader in the industry."
John Lindsay concluded, “I am very proud of the remarkable way our H&P employees have responded to these unprecedented events. While the celebration of our centennial anniversary coincides with one of the most challenging environments in the Company's history, it underscores the operational and financial resilience that is ingrained within H&P."
Operating Segment Results for the Second Quarter of Fiscal Year 2020
U.S. Land Operations:
This segment had an operating loss of $309.1 million compared to operating income of $56.7 million during the previous quarter. The operating loss was due to impairments of drilling equipment and related spares, and was partially offset by higher revenues resulting from early contract terminations and lump sum demobilization payments.

News Release
April 30, 2020

Adjusted average rig revenue per day increased by $270 to $25,667(2) largely due to an increase in rig demobilization revenues during the quarter partially offset by lower average dayrates. The adjusted average rig expense per day increased sequentially by $918 to $15,905(2) primarily due to self-insurance adjustments related to prior year reserves and rig stacking costs. Corresponding adjusted average rig margin per day decreased $648 to $9,762(2).

The segment’s depreciation expense for the quarter includes non-cash charges of $1.4 million for abandonments and accelerated depreciation associated with used drilling rig components related to rig upgrades and scrapping of idle equipment, compared to similar non-cash charges of $1.3 million during the first quarter of fiscal year 2020.

International Land Operations:
This segment had an operating loss of $152.5 million compared to operating income of $3.1 million during the previous quarter. The decrease in operating income was primarily attributable to impairments of drilling equipment partially offset by a higher average margin per day due to higher than expected mobilization revenue. Current quarter results included a $3.4 million foreign currency loss related to our South American operations compared to an approximate $0.7 million foreign currency gain in the first quarter of fiscal year 2020. Revenue days decreased during the quarter by 4% to 1,547 while the adjusted average rig margin per day increased by $2,885 to $10,093(2).

Offshore Operations:
This segment had an operating loss of $3.3 million compared to operating income of $6.3 million during the previous quarter. The number of quarterly revenue days on H&P-owned platform rigs declined 17% sequentially to 457. The adjusted average rig margin per day was negative at $7,561(2) per day decreasing sequentially by $20,798 due to an increase in bad debt expense, downtime repairs and demobilization expense. Segment operating income from management contracts on customer-owned platform rigs contributed approximately $3.2 million, compared to approximately $2.9 million during the prior quarter.

H&P Technologies:
This segment had an operating loss of $33.6 million compared to an operating loss of $4.6 million during the previous quarter. Current quarter results were negatively impacted by an impairment of goodwill, but also benefited from a change in the fair value of a contingent liability and reversal of accrued compensation. Excluding these items, HPT had an adjusted operating loss of $0.3(2) million. The $4.2 million sequential decrease in the adjusted operating loss was due primarily to lower expense incurred during the quarter.

Operational Outlook for the Third Quarter of Fiscal Year 2020

U.S. Land Operations:

•	We expect U.S. Land operating gross margins(1) to be between $90-$105 million, inclusive of approximately $45 million of contract early termination compensation

•	Based on more than 115 rig release notifications since early March 2020, we expect to end the quarter below 70 rigs with much of the decline occurring prior to June 1, 2020.

International Land Operations:

•	We expect International Land operating gross margins(1) to be negative and to be between $(4)-$(6) million

Offshore Operations:

•	We expect Offshore operating gross margins(1) to be between $4-$6 million

•	Management contracts are expected to generate approximately $2 million in operating income

News Release
April 30, 2020

HP Technologies:

•	Fiscal third quarter revenue is expected to be between $4-$7 million

Other Estimates for Fiscal Year 2020

•
Gross capital expenditures are expected to be approximately $185 to $205 million. Asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are expected to total $30 to $40 million in fiscal year 2020.

•	General and administrative expenses for fiscal year 2020 are expected to be approximately $180 million, excluding any future one-time items

•	Depreciation is expected to be approximately $485 million

Select Items Included in Net Income per Diluted Share

Second quarter of fiscal year 2020 net loss of $(3.88) per diluted share included $(3.87) in after-tax losses comprised of the following:

•	$0.03 of after-tax gains related to the change in fair value of a contingent liability

•	$0.03 of after-tax gains related to the sale of used drilling equipment

•	$0.07 of after-tax income from contract early termination compensation from customers

•	$0.13 of after-tax benefits from the reversal of accrued compensation

•	$(0.01) of non-cash after-tax losses from abandonment charges and accelerated depreciation related to used drilling equipment

•	$(0.09) of non-cash after-tax losses related to fair market value adjustments to equity investments

•	$(4.03) of non-cash after-tax losses related to the impairment of goodwill, less capable rigs and excess related equipment and inventory

First quarter of fiscal year 2020 net income of $0.27 per diluted share included $0.14 in after-tax gains comprised of the following:

•	$0.02 of a net after-tax gain related to fair market value adjustments to equity investments

•	$0.03 of after-tax gains related to the sale of used drilling equipment

•	$0.10 of after-tax gains related to the sale of a subsidiary

•	$(0.01) of non-cash after-tax losses from abandonment charges and accelerated depreciation related to used drilling equipment

 Conference Call

A conference call will be held on Friday, May 1, 2020 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s second quarter of fiscal year 2020 results. Dial-in information for the conference call is (866) 342-8591 for domestic callers or (203) 518-9713 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

News Release
April 30, 2020

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. At March 31, 2020, H&P's fleet included 299 land rigs in the U.S., 32 international land rigs and eight offshore platform rigs; 37 rigs were subsequently decommissioned and the Company's rig fleet now consists of 262 land rigs in U.S., 32 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, and the impact or duration of the COVID-19 pandemic and any subsequent recovery, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

We use our Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on our Investor Relations website at www.hpinc.com.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig and AutoSlide, which may be registered or trademarked in the U.S. and other jurisdictions.

News Release
April 30, 2020

(1) Operating gross margin defined as operating revenues less direct operating expenses.
(2) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis or a segment operating income level.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures and adjusted segment operating income/loss, which are all non-GAAP measures. The Company considers per revenue day metrics and segment operating income to be important supplemental measures of operating performance for presenting trends in the Company’s core businesses. These measures are used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that per revenue day metrics and segment operating income are useful to investors because they provide a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, they highlight operating trends and aids analytical comparisons. However, per revenue day metrics and segment operating income have limitations and should not be used as alternatives to revenues, expenses, or operating income or loss, performance measures determined in accordance with GAAP, as they exclude certain revenues and costs that may affect the Company’s operating performance in future periods.
(3) See the corresponding section of this release for details regarding the select items.
(4) The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.

Contact:  Dave Wilson, Director of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
April 30, 2020

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,
CONSOLIDATED STATEMENTS OF OPERATIONS	2020	2019	2019	2020	2019
Operating revenues
Contract drilling services	$630,290	$611,398	$717,653	$1,241,688	$1,455,011
Other	3,349	3,259	3,215	6,608	6,455
	633,639	614,657	720,868	1,248,296	1,461,466
Operating costs and expenses
Contract drilling services operating expenses, excluding depreciation and amortization	417,743	399,329	441,719	817,072	929,312
Other operating expenses	1,315	1,422	1,620	2,737	2,894
Depreciation and amortization	132,006	130,131	143,161	262,137	284,620
Research and development	6,214	6,878	7,262	13,092	14,281
Selling, general and administrative	41,978	49,808	43,506	91,786	98,014
Asset impairment charge	563,234	—	—	563,234	—
Gain on sale of assets	(10,310)	(4,279)	(11,546)	(14,589)	(17,090)
	1,152,180	583,289	625,722	1,735,469	1,312,031
Operating income (loss) from continuing operations	(518,541)	31,368	95,146	(487,173)	149,435
Other income (expense)
Interest and dividend income	3,566	2,214	2,061	5,780	4,512
Interest expense	(6,095)	(6,100)	(6,167)	(12,195)	(10,888)
Gain (loss) on investment securities	(12,413)	2,821	5,878	(9,592)	(36,957)
Gain on sale of subsidiary	—	14,963	—	14,963	—
Other	(398)	(399)	17	(797)	548
	(15,340)	13,499	1,789	(1,841)	(42,785)
Income (loss) from continuing operations before income taxes	(533,881)	44,867	96,935	(489,014)	106,650
Income tax provision (benefit)	(113,413)	14,138	25,078	(99,275)	26,429
Income (loss) from continuing operations	(420,468)	30,729	71,857	(389,739)	80,221
Income from discontinued operations before income taxes	6,067	7,457	2,889	13,524	15,554
Income tax provision	6,139	7,581	13,855	13,720	15,925
Loss from discontinued operations	(72)	(124)	(10,966)	(196)	(371)
Net income (loss)	$(420,540)	$30,605	$60,891	$(389,935)	$79,850

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(3.88)	$0.27	$0.65	$(3.61)	$0.72
Loss from discontinued operations	—	—	(0.10)	—	—
Net income (loss)	$(3.88)	$0.27	$0.55	$(3.61)	$0.72

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(3.88)	$0.27	$0.65	$(3.61)	$0.72
Loss from discontinued operations	—	—	(0.10)	—	—
Net income (loss)	$(3.88)	$0.27	$0.55	$(3.61)	$0.72

Weighted average shares outstanding (in thousands):
Basic	108,557	108,555	109,406	108,556	109,273
Diluted	108,557	108,724	109,503	108,556	109,452

News Release
April 30, 2020

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	March 31,	September 30,
CONDENSED CONSOLIDATED BALANCE SHEETS	2020	2019
Assets
Cash and cash equivalents	$336,089	$347,943
Short-term investments	45,655	52,960
Other current assets	738,372	714,183
Total current assets	1,120,116	1,115,086
Investments	20,300	31,991
Property, plant and equipment, net	3,840,213	4,502,084
Other noncurrent assets	196,125	190,354
Total Assets	$5,176,754	$5,839,515

Liabilities and Shareholders' Equity
Current liabilities	$377,419	$410,238
Long-term debt, net	479,811	479,356
Other noncurrent liabilities	843,024	922,357
Noncurrent liabilities - discontinued operations	15,494	15,341
Total shareholders’ equity	3,461,006	4,012,223
Total Liabilities and Shareholders' Equity	$5,176,754	$5,839,515

News Release
April 30, 2020

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	Six Months Ended March 31,
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	2020	2019
OPERATING ACTIVITIES:
Net income (loss)	$(389,935)	$79,850
Adjustment for loss from discontinued operations	196	371
Income (loss) from continuing operations	(389,739)	80,221
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	262,137	284,620
Asset impairment charge	563,234	—
Amortization of debt discount and debt issuance costs	900	752
Provision for (recovery of) bad debt	1,779	(75)
Stock-based compensation	20,952	16,589
Loss on investment securities	9,592	36,957
Gain on sale of assets	(14,589)	(17,090)
Gain on sale of subsidiary	(14,963)	—
Deferred income tax (benefit) expense	(106,878)	8,827
Other	(3,779)	(3,209)
Changes in assets and liabilities	(95,976)	1,471
Net cash provided by operating activities from continuing operations	232,670	409,063
Net cash used in operating activities from discontinued operations	(28)	(45)
Net cash provided by operating activities	232,642	409,018

INVESTING ACTIVITIES:
Capital expenditures	(94,312)	(329,980)
Purchase of short-term investments	(36,336)	(42,406)
Payment for acquisition of business, net of cash acquired	—	(2,781)
Proceeds from sale of short-term investments	43,894	58,015
Proceeds from sale of subsidiary	15,056	—
Proceeds from asset sales	24,799	24,559
Other	(51)	—
Net cash used in investing activities	(46,950)	(292,593)

FINANCING ACTIVITIES:
Dividends paid	(155,890)	(156,580)
Debt issuance costs paid	—	(3,912)
Proceeds from stock option exercises	4,100	2,257
Payments for employee taxes on net settlement of equity awards	(3,455)	(6,268)
Payment of contingent consideration from acquisition of business	(4,250)	—
Share repurchase	(28,504)	—
Other	(445)	—
Net cash used in financing activities	(188,444)	(164,503)
Net decrease in cash and cash equivalents and restricted cash	(2,752)	(48,078)
Cash and cash equivalents and restricted cash, beginning of period	382,971	326,185
Cash and cash equivalents and restricted cash, end of period	$380,219	$278,107

News Release
April 30, 2020

	Three Months Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,
SEGMENT REPORTING (in thousands, except operating statistics)	2020	2019	2019[1]	2020	2019[1]
U.S. LAND OPERATIONS
Operating revenues	$530,664	$508,828	$617,533	$1,039,492	$1,236,958
Direct operating expenses	347,241	327,292	377,430	674,533	785,116
Research and development	860	259	134	1,119	301
Selling, general and administrative expense	8,514	10,861	11,169	19,375	22,826
Depreciation	114,927	113,726	126,785	228,653	250,787
Asset impairment charge	368,215	—	—	368,215	—
Segment operating income (loss)	$(309,093)	$56,690	$102,015	$(252,403)	$177,928

Revenue days	17,273	17,684	21,262	34,957	43,194
Average rig revenue per day	$26,256	$25,405	$25,462	$25,825	$25,251
Average rig expense per day	15,497	14,987	14,169	15,239	14,790
Average rig margin per day	$10,759	$10,418	$11,293	$10,586	$10,461
Rig utilization	63%	64%	67%	64%	68%

INTERNATIONAL LAND OPERATIONS
Operating revenues	$51,250	$46,462	$50,808	$97,712	$117,095
Direct operating expenses	37,964	34,075	33,051	72,039	80,590
Selling, general and administrative expense	1,248	1,455	794	2,703	3,076
Depreciation	7,821	7,817	8,995	15,638	18,832
Asset impairment charge	156,686	—	—	156,686	—
Segment operating income (loss)	$(152,469)	$3,115	$7,968	$(149,354)	$14,597

Revenue days	1,547	1,619	1,559	3,166	3,318
Average rig revenue per day	$31,706	$27,714	$31,130	$29,664	$33,476
Average rig expense per day	20,922	20,506	19,269	20,710	21,083
Average rig margin per day	$10,784	$7,208	$11,861	$8,954	$12,393
Rig utilization	53%	57%	54%	55%	57%

OFFSHORE OPERATIONS
Operating revenues	$33,079	$40,255	$34,583	$73,334	$71,493
Direct operating expenses	32,648	30,045	26,984	62,693	53,289
Selling, general and administrative expense	908	1,137	805	2,045	1,574
Depreciation	2,842	2,745	2,263	5,587	4,931
Segment operating income (loss)	$(3,319)	$6,328	$4,531	$3,009	$11,699

Revenue days	457	550	540	1,007	1,065
Average rig revenue per day	$42,098	$43,839	$31,361	$43,049	$33,468
Average rig expense per day	48,117	30,602	25,941	38,545	25,791
Average rig margin per day	$(6,019)	$13,237	$5,420	$4,504	$7,677
Rig utilization	63%	75%	75%	69%	73%

H&P TECHNOLOGIES
Operating revenues	$17,709	$18,552	$14,729	$36,261	$29,465
Direct operating expenses	1,735	8,389	4,683	10,124	11,176
Research and development	4,803	6,490	7,128	11,293	13,980
Selling, general and administrative expense	4,005	5,885	4,783	9,890	10,881
Depreciation and amortization	2,407	2,339	1,943	4,746	3,825
Asset impairment charge	38,333	—	—	38,333	—
Segment operating loss	$(33,574)	$(4,551)	$(3,808)	$(38,125)	$(10,397)

(1)	During the fourth quarter of fiscal year 2019, we migrated our FlexApp offerings into our H&P Technologies segment. The activity of our FlexApps was previously included in our U.S. Land segment. All segment disclosures have been restated, as practicable, for this segment change.

News Release
April 30, 2020

Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin per day calculations. Additionally, expense per day and margin per day calculations do not include intercompany expenses.

Reimbursed amounts were as follows:

	Three Months Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,
(in thousands)	2020	2019	2019	2020	2019
U.S. Land Operations	$77,146	$59,566	$76,172	$136,713	$146,262
International Land Operations	2,209	1,587	2,277	3,796	6,023
Offshore Operations	6,770	9,902	5,507	16,672	11,257

Intercompany amounts were as follows:

	Three Months Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,
(in thousands)	2020	2019	2019	2020	2019
U.S. Land Operations - Direct operating expenses	$2,412	$2,699	$—	$5,111	$—

Segment reconciliation amounts were as follows:

	Three Months Ended March 31, 2020
(in thousands)	U.S. Land	Offshore	International Land	H&P Technologies	Other	Eliminations	Total
Operating revenue	$530,664	$33,079	$51,250	$15,297	$3,349	$—	$633,639
Intersegment	—	—	—	2,412	10,649	(13,061)	—
Total operating revenue	$530,664	$33,079	$51,250	$17,709	$13,998	$(13,061)	$633,639

Direct operating expenses	335,548	31,521	37,723	1,735	12,531	—	419,058
Intersegment - self-insurance expenses	9,281	1,127	241	—	—	(10,649)	—
Intersegment - FlexApps	2,412	—	—	—	—	(2,412)	—
Total contract drilling services & other operating expenses	$347,241	$32,648	$37,964	$1,735	$12,531	$(13,061)	$419,058

	Six Months Ended March 31, 2020
(in thousands)	U.S. Land		Offshore		International Land		H&P Technologies		Other		Eliminations	Total
Operating revenue	$1,039,492		$73,334		$97,712		$31,150		$6,608		$—	$1,248,296
Intersegment	—	—	—	—	—	—	5,111	—	18,545	—	(23,656)	—
Total operating revenue	$1,039,492		$73,334		$97,712		$36,261		$25,153		$(23,656)	$1,248,296

Direct operating expenses	$653,753		$60,298		$71,558		$10,124		$24,076		$—	$819,809
Intersegment - self-insurance expenses	15,669		2,395		481		—		—		(18,545)	—
Intersegment - FlexApps	5,111		—		—		—		—		(5,111)	—
Total contract drilling services & other operating expenses	$674,533		$62,693		$72,039		$10,124		$24,076		$(23,656)	$819,809

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses and corporate depreciation. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides

News Release
April 30, 2020

a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,
(in thousands)	2020	2019	2019[1]	2020	2019[1]
Operating income (loss)
U.S. Land	$(309,093)	$56,690	$102,015	$(252,403)	$177,928
International Land	(152,469)	3,115	7,968	(149,354)	14,597
Offshore	(3,319)	6,328	4,531	3,009	11,699
H&P Technologies	(33,574)	(4,551)	(3,808)	(38,125)	(10,397)
Other	376	(1,237)	1,164	(705)	2,718
Segment operating income (loss)	$(498,079)	$60,345	$111,870	$(437,578)	$196,545
Gain on sale of assets	10,310	4,279	11,546	14,589	17,090
Corporate selling, general and administrative costs and corporate depreciation	(30,772)	(33,256)	(28,270)	(64,184)	(64,200)
Operating income (loss)	$(518,541)	$31,368	$95,146	$(487,173)	$149,435
Other income (expense):
Interest and dividend income	$3,566	$2,214	$2,061	$5,780	$4,512
Interest expense	(6,095)	(6,100)	(6,167)	(12,195)	(10,888)
Gain (loss) on investment securities	(12,413)	2,821	5,878	(9,592)	(36,957)
Gain on sale of subsidiary	—	14,963	—	14,963	—
Other	(398)	(399)	17	(797)	548
Total unallocated amounts	(15,340)	13,499	1,789	(1,841)	(42,785)
Income (loss) from continuing operations before income taxes	$(533,881)	$44,867	$96,935	$(489,014)	$106,650

(1)	During the fourth quarter of fiscal year 2019, we migrated our FlexApp offerings into our H&P Technologies segment. The activity of our FlexApps was previously included in our U.S. Land segment. All segment disclosures have been restated, as practicable, for this segment change.

News Release
April 30, 2020

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS
(Used to determine adjusted per day statistics for revenue and expense, which are non-GAAP measures)

	Three Months Ended
(in thousands, except operating statistics)	March 31, 2020	December 31, 2019
U.S. Land Operations
Average rig revenue per day	$26,256	$25,405
Early contract termination revenue	$(589)	$(8)
Adjusted average rig revenue per day	$25,667	$25,397

Average rig expense per day	$15,497	$14,987
Reversal of accrued compensation	$408	$—
Adjusted average rig expense per day	$15,905	$14,987

Adjusted average rig margin per day	$9,762	$10,410

International Land Operations
Average rig revenue per day	$31,706	$27,714
Early contract termination revenue	$(103)	$—
Adjusted average rig revenue per day	$31,603	$27,714

Average rig expense per day	$20,922	$20,506
Reversal of accrued compensation	$588	$—
Adjusted average rig expense per day	$21,510	$20,506

Adjusted average rig margin per day	$10,093	$7,208

Offshore Operations
Average rig revenue per day	$42,098	$43,839
Adjusted average rig revenue per day	$42,098	$43,839

Average rig expense per day	$48,117	$30,602
Reversal of accrued compensation	$1,542	$—
Adjusted average rig expense per day	$49,659	$30,602

Adjusted average rig margin per day	$(7,561)	$13,237

H&P Technologies
Operating loss	$(33,574)	$(4,551)
Goodwill impairment	$38,333	$—
Change in fair value of contingent liability	$(3,600)	$—
Reversal of accrued compensation	$(1,508)	$—
Adjusted operating loss	$(349)	$(4,551)

News Release
April 30, 2020

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	April 30,	March 31,	December 31,	Q2FY20
	2020*	2020	2019	Average
U.S. Land Operations
Term Contract Rigs	59	90	132	123
Spot Contract Rigs	27	60	63	67
Total Contracted Rigs	86	150	195	190
Idle or Other Rigs	176	149	104	109
Total Marketable Fleet	262	299	299	299

(*) As of April 30, 2020, the Company had 10 contracted rigs generating revenue that were idle.

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(**)
(Estimated Quarterly Average — as of 4/30/20)

	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Segment	FY20	FY20	FY21	FY21	FY21	FY21	FY22
U.S. Land Operations	65.6	49.6	44.9	38.4	32.2	23.9	14.2
International Land Operations	2.1	1.0	1.0	1.0	1.0	1.0	1.0
Offshore Operations	—	—	—	—	—	—	—
Total	67.7	50.6	45.9	39.4	33.2	24.9	15.2

(**) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.